Exhibit 4.1

FIRST AMENDMENT

TO

INTERCREDITOR AGREEMENT

This FIRST AMENDMENT TO INTERCREDITOR AGREEMENT (this “Amendment”) is entered into as of July 20, 2023, by and among TBK BANK, SSB, a Texas State Savings Bank, in its capacity as purchaser under the First Lien Loan Documents (in such capacity, and together with its successors and assigns in such capacity, “First Lien Purchaser”), and Alter Domus (US) LLC, a Delaware limited liability company, in its capacity as administrative agent and collateral agent under the Second Lien Loan Documents (in such capacity, and together with its successors and assigns in such capacity, “Second Lien Agent”).

WHEREAS, First Lien Purchaser and Second Lien Agent are parties to that certain Intercreditor Agreement, dated as of March 10, 2023 (as amended, restated, renewed, extended, supplemented, substituted and otherwise modified from time to time, the “Intercreditor Agreement”); and

WHEREAS, Parent has requested that First Lien Purchaser amend and restate the First Lien Credit Agreement and, in connection therewith, modify certain provisions of the Intercreditor Agreement, in each case, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, upon the mutual agreements and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Interpretation. Capitalized terms used and not defined in this Amendment shall have the respective meanings given them in the Intercreditor Agreement.

(b) Additional Definitions. Section 1.1 of the Intercreditor Agreement is amended to add, in addition to and not in limitation thereof, the following new definitions in the appropriate alphabetical order:

“Borrowing Base” has the meaning set forth in the First Lien Credit Agreement (as in effect on the First Amendment Effective Date).

“First Amendment Effective Date” means July 20, 2023.

2. Amendments.

(a) Availability. The definition of “Availability” set forth in Section 1.1 of the Intercreditor Agreement is deleted in its entirety and the following substituted therefor:

“Availability” has the meaning set forth in the First Lien Credit Agreement (as in effect on the First Amendment Effective Date).

(b) First Lien Credit Agreement. The definition of “First Lien Credit Agreement” set forth in Section 1.1 of the Intercreditor Agreement is deleted in its entirety and the following substituted therefor:

“First Lien Credit Agreement” means the Loan and Security Agreement, dated as of the First Amendment Effective Date, by and among First Lien Sellers and First Lien Purchaser, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreement with, to or in favor of any other lender or group of lenders, or agent of any such other lender or group of lenders, that at any time refinances, replaces or succeeds to all or any portion of the First Lien Obligations).

(c) Formula Amount. (1) The definition of “Formula Amount” set forth in Section 1.1 of the Intercreditor Agreement is deleted in its entirety and (2) each reference in the Intercreditor Agreement to “Formula Amount” is amended to mean, and each such reference is deemed to mean, “Borrowing Base”.

(d) Maximum Facility. The definition of “Maximum Facility” set forth in Section 1.1 of the Intercreditor Agreement is deleted in its entirety and the following substituted therefor:

“Maximum Facility” has the meaning set forth in the First Lien Credit Agreement (as in effect on the First Amendment Effective Date)

(e) Construction. The reference to “First Lien Credit Agreement (as in effect on the date hereof and as amended to the extent permitted under the terms of this Agreement)” set forth in Section 1.2 of the Intercreditor Agreement is deleted in its entirety and replaced with “First Lien Credit Agreement (as in effect on the First Amendment Effective Date and as amended to the extent permitted under the terms of this Agreement).”

3. Consent. To the extent necessary and/or required under the Intercreditor Agreement, Second Lien Agent (acting at the direction of the Second Lien Lenders) consents to the entry by First Lien Sellers and First Lien Purchaser into the First Lien Credit Agreement as in effect on effect on the First Amendment Effective Date, a copy of which is attached hereto as Exhibit A.

4. Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to the receipt by First Lien Purchaser of an original (or electronic copy) of this Amendment duly authorized, executed and delivered by each party hereto.

5. Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Intercreditor Agreement are intended or implied and in all other respects the Intercreditor Agreement is hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this Amendment, on the one hand, and Intercreditor Agreement, on the other hand, the terms of this Amendment shall control.

6. Further Assurances. Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by First Lien Purchaser or Second Lien Agent to effectuate the provisions and purposes of this Amendment.

7. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

8. Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York without regard to principles on the conflicts of laws

9. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment or such other document or instrument, as applicable.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

TBK BANK, SSB,
as First Lien Purchaser

By:
Name:
Title:

ALTER DOMUS (US) LLC,
as Second Lien Agent

By:
Name:
Title:

ACKNOWLEDGMENT

As of the date first written above, the Grantors hereby acknowledge that they have received a copy of the foregoing Amendment and consent thereto, agree to recognize all rights granted thereby to First Lien Purchaser, First Lien Claimholders, Second Lien Agent, and Second Lien Claimholders, and will act in a manner consistent with the agreements set forth therein. Grantors each further acknowledge and agree that they are not an intended beneficiary or third party beneficiary under the Intercreditor Agreement, except as set forth in Section 9.3 thereof.

ACKNOWLEDGED:

UNIQUE LOGISTICS INTERNATIONAL, INC.

By:
Name:
Title:

UNIQUE LOGISTICS HOLDINGS, INC.

By:
Name:
Title:

UNIQUE LOGISTICS INTERNATIONAL (NYC), LLC

By:
Name:
Title:

UNIQUE LOGISTICS INTERNATIONAL (BOS), INC.

By:
Name:
Title:

Exhibit A

First Lien Credit Agreement

[See attached].